EX-10.3



DATAMEG CORP.
XXXXXX XXXXXX
Boston, MA  02116

August 1st, 2003

AMT Management Co.
XXXXX XXXXX XXXX XXX
Torrance, CA  90503

Attn:  Mr. Michael Mitsunaga, President

Dear Mr. Mitsunaga:

DataMEG Corp. (the "Company") hereby hires and engages AMT Management Co. ("AMT") to act as the Company's agent in accordance with the terms and conditions of this letter agreement (the "Agreement"), and as follows:

1. The Company's engagement of AMT is on both an exclusive and non-exclusive basis. The exclusive engagement is for a term of four (4) years from the date of this Agreement (the "Commencement Date") and relates to the following countries listed on Exhibit "A" annexed hereto and made a part hereof as if set out verbatim (collectively, the "Far East"). The purposes of the exclusive engagement are set forth in Paragraph 3(A) hereof.

2. The non-exclusive engagement shall commence as of the Commencement Date and shall continue, on a month-to-month basis until terminated by either party upon thirty (30) days prior written notice and upon the expiration of the aforesaid thirty (30) day period, this Agreement shall be null and void and without further force or effect. For purposes of calculating the fees to be paid to AMT, as provided for in Paragraph 4, AMT shall receive the agreed upon fee with respect to all subscription funds received by the Company during the term and within twelve (12) months after the term from any investor introduced by AMT to the Company during the term.

3. AMT agrees that it will provide the following service(s):

  (A) With respect to the exclusive engagement in the Far East, AMT will be responsible for introducing the Company to other firms, companies, partnerships, corporations and other entities for the purpose of helping the Company develop strategic alliances, partnerships, distribution agreements or joint ventures in the Far East as may be mutually agreed upon by and between the Company and the introduced entity.

  (B) With respect to the non-exclusive engagement, AMT's will be responsible for introducing the Company to accredited, potential investors to raise equity or debt capital. AMT will conduct all sales and solicitation efforts in a manner consistent with the Company's intent that each of the offerings be an exempt transaction pursuant to the Securities Act of 1933, as amended (the "Act") and Regulation D promulgated under the Act. The securities will be sold pursuant to materials prepared by the Company. It is agreed and understood that with respect to any introduction made by AMT pursuant to Sections (A) or
(B) of this Article 3, that all negotiations will be conducted by the Company with AMT's assistance as requested, and that the Company will not be obligated to proceed with any investment and/or relationship of any nature or kind unless and until approved by the Company's Board of Directors; and that no fees shall be due and payable hereunder unless and until the Company's Board of Directors agrees to such investment, enters into and exchanges mutually acceptable transactional documents with the introduced investor/entity and the funds are received and/or the transaction consummated.

  (C) AMT acknowledges that all information that it receives, in whatever form, shall be deemed Confidential Information and that all Confidential Information is the property of the Company. AMT shall not disclose, or use at any time, either during or after its association with the Company, any Confidential Information without the Company's prior written consent. AMT shall deliver to the Company upon the expiration or termination of this Agreement, or at any other time the Company may request, all memoranda, notes, plans, records, documentation and other materials (and copies thereof) containing the Confidential Information.

4. With respect to the Company's non-exclusive engagement of AMT, the Company agrees that it will pay a cash fee as more fully set forth on Exhibit "B" annexed hereto and made a part hereof as if set out verbatim, and based on the total amount received by the Company from investors introduced by AMT, payable within fifteen (15) days after the receipt and clearance of the subscription funds. For example, if the Company receives Five Million ($5,000,000) Dollars then, AMT will receive a fee of Five Hundred Thousand ($500,000) Dollars. As additional compensation hereunder, the Company will issue to AMT warrant(s) to purchase, at an exercise price as noted on Exhibit "B", the number of shares of the Company's common stock as calculated pursuant to Exhibit "B", based on the total amount received by the Company from investors introduced by AMT. The warrant(s) shall be exercisable in accordance with Exhibit "B", Subsection "C".

5. With respect to the exclusive engagement, the Company agrees to pay to AMT an amount equal to ten (10%) percent of the first year's gross revenues received by the Company from any strategic alliance, partnership, collaboration or other relationship resulting from an introduction made by AMT and accepted by the Company. For example, if the Company and the entity introduced by AMT enter into a distribution agreement that results in, during the first year of operation, gross revenues to the Company of Two Million ($2,000,000) Dollars, then the Company agrees to pay to AMT Two Hundred Thousand ($200,000) Dollars as an introduction fee, payable within the later to occur of: (i) ninety (90) days after the end of the first year of operation, or (ii) the date that all gross revenues are received by the Company. As additional compensation, the Company will issue to AMT, a warrant(s) to purchase, at an exercise as noted on Exhibit "B", the number of shares of common stock as calculated pursuant to Exhibit "B". The warrant(s) will be exercisable in accordance with Exhibit "B", Subsection "C".

6. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. The terms and provisions of this Agreement are solely for the benefit of the Company and AMT and their respective heirs, legal representatives, successors and assigns and no other person shall acquire or have any right by virtue of this Agreement.

7. The relationship of the parties hereto shall be that of independent contractors. Nothing herein shall be construed to create any partnership, agency, joint venture, stockholder, or similar relationship or to subject the parties to any implied duties or obligations respecting the conduct of their affairs, which are not expressly stated herein. Neither party shall have any right or authority to assume or create ay obligation or responsibility, either express or implied, on behalf of or in the name of the other party, or to bind the other party in any matter or thing whatsoever.

8. The Agreement contains the entire agreement between the parties hereto with respect to the subject matter.

9. The Agreement and the enforcement thereof shall be governed and controlled in all respects by the laws of the Commonwealth of Massachusetts (without regard to its conflicts of law principles). This Agreement may be signed in separate counterparts, with each counterpart having the full force and effect of an original.

Please confirm that the terms described here are in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

Very truly yours,

DATAMEG CORP.

Confirmed and Agreed to:

AMT MANAGEMENT CO.                      By:/s/Andrew Benson
                                              ----------------
                                              Andrew Benson,
                                              President Hereby Duly Authorized



                                        By:/s/Michael Mitsunaga
                                             ------------------
                                              Michael Mitsunaga,
                                              President Herunto Duly Authorized

EXHIBIT "B"

A.      Cash Compensation

10%                      Under $5 million
 9%                      $6 million
 8%                      $7 million
 7%                      $8 million
 6%                      $9 million
 5%                      $10 to $15 million
 4%                      $16 million and up

       Warrant Compensation

15%                     Under $5 million
14%                     $6 million
13%                     $7 million
12%                     $8 million
11%                     $9 million
10%                     $10 million
 9%                     $11 million
 8%                     $12 million
 7%                     $13 million
 6%                     $14 million
 5%                     $15 to 20 million
 4%                     $21 million and up

B.      Strike Price

        Should have a 25% to average (five) days trading price on date of signing. Thereafter, same formulation on an annual basis.

C.      Lock-Up

        AMT Management will enter into a lock-up agreement with DataMEG. The lock-up agreement with provide that for a period of twenty (20) months from the issuance of the common stock, holders of the common stock will sell, in the aggregate, not more than Five (5%) percent of the awarded shares in any calendar month. This lock-up agreement will renew annually and will be based on the number of warrants in each specific year.

Amendment to Original Agreement

November 18, 2003

Datameg Corp. agrees to the following amended compensation articles relating to the Agreement signed between the parties on August 1, 2003.

1. Datameg Corp. will issue, per every $ 250,000 raised by AMT Management; 500,000 shares DTMG Common Stock to AMT. This condition may be exercised for all funds raised by AMT prior to January 1, 2004, up to $ 1,000,000.00.

2. Datameg Corp. will issue an additional 1,000,000 shares to AMT should they raise the entire $1,000,000.00 prior to December 16, 2003.

Signed:
/s/ Andrew Benson
----------------
    Andrew Benson

Datameg Corp.


/s/ Michael Mitsunaga
------------
   Michael Mitsunaga

AMT Management